Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-53726, 333-02948, 333-57965, 333-37168, 333-106062, and 333-106064 on Form S-8, 333-65555, 333-66943, and 333-122084 on Form S-3, and 333-31618 on Form S-4, of our report dated March 14, 2008, relating to the financial statements and financial statement schedule of Caraustar Industries, Inc. and subsidiaries (the “Company”), (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006 and the recognition and related disclosure provision of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and the adoption on January 1, 2007 of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes) and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 14, 2008